Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Reports Record First Quarter 2014 Results

•	Q1 Comparable EPS from Continuing Operations Up 14% to a Record $0.92

•	Q1 EPS from Continuing Operations Increased 16% to $0.92

•	Record Q1 Operating Revenue Grew 4%; Record Q1 Total Revenue Up 3%

•	Comparable Full-Year EPS Forecast Increased to $5.40 to $5.55

MIAMI, April 23, 2014 - Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported record first quarter comparable earnings reflecting improved performance in Fleet Management Solutions (FMS). Earnings and earnings per diluted share (EPS) from continuing operations for the three months ended March 31 were as follows:

(in millions)	Earnings			Diluted EPS
	2014	2013	% Change	2014	2013	% Change
GAAP	$ 49.1	40.8	20%	$ 0.92	0.79	16%
Non-operating pension costs	1.9	3.1		0.03	0.06
Foreign currency translation benefit	—	(1.9)		—	(0.04)
Benefit from tax law change	(1.8)	—		(0.03)	—
Comparable	$ 49.2	42.0	17%	$ 0.92	0.81	14%

The Company reported record first quarter operating revenue (revenue excluding FMS fuel and all subcontracted transportation), reflecting higher full service lease revenue, growth in commercial rental revenue, and new business and increased volumes in Supply Chain Solutions (SCS). Total and operating revenue for the three months ended March 31, were as follows:

(in millions)	Total Revenue			Operating Revenue
	2014	2013	% Change	2014	2013	% Change
Total	$ 1,610.7	1,563.0	3%	$ 1,322.5	1,267.5	4%
Fleet Management Solutions	$ 1,135.1	1,099.7	3%	$ 859.9	824.0	4%
Supply Chain Solutions	$ 597.3	576.5	4%	$ 520.4	494.8	5%

Commenting on the Company’s first quarter 2014 performance, Ryder Chairman and CEO Robert Sanchez said, “We outperformed our forecast for the quarter, driven by Fleet Management Solutions, and delivered double-digit growth in comparable earnings per share to reach a record $0.92 per share. Our stronger-than-expected results were driven mainly by commercial rental and used vehicle sales. Supply

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Chain Solutions business segment earnings were impacted by weather-related items. However, for the overall company, the modest impacts of weather were offset by other benefits during the quarter.
“We also delivered record operating revenue that was up 4% for the quarter. Revenue continued to benefit from growth in commercial rental, full service lease, and our supply chain business. In Fleet Management Solutions, we are particularly pleased that we grew our lease fleet for the third consecutive quarter. We continue to see solid contractual sales activity in both business segments.”

First Quarter Business Segment Operating Results

Fleet Management Solutions (FMS)
In the FMS business segment, total revenue in the first quarter of 2014 was $1.14 billion, up 3% compared with the year-earlier period, due to higher operating revenue. Operating revenue (revenue excluding fuel) in the first quarter of 2014 was $859.9 million, up 4% compared with the year-earlier period. Full service lease revenue increased 4% in the first quarter of 2014 due to growth in the fleet size and higher prices on replacement vehicles. The quarter-end lease fleet also expanded sequentially versus the fourth quarter, reflecting increased sales activity. Commercial rental revenue improved 10% reflecting higher pricing and increased demand in North America.
FMS earnings before tax were $77.0 million in the first quarter of 2014, up 27% compared with $60.7 million in the same period of 2013. Increased earnings reflect strong commercial rental performance, improved used vehicle sales results, and better full service lease margins. Maintenance costs benefited from weather-related deferral of vehicle service activities, which are expected to occur in the second quarter. Commercial rental performance improved as a result of higher pricing and increased demand in North America. Rental power fleet utilization was 73.6% for the first quarter of 2014, consistent with the year-earlier period, on a 3% larger average fleet. Used vehicle sales results benefited from strong pricing. Full service lease results benefited from depreciation changes associated with increased residual values and growth in the fleet size. FMS earnings before tax as a percentage of operating revenue were 9.0% in the first quarter of 2014, up 160 basis points from 7.4% in the same quarter a year ago.

Supply Chain Solutions (SCS)
In the SCS business segment, first quarter 2014 total revenue was $597.3 million, up 4%, as higher operating revenue offset lower subcontracted transportation. Operating revenue (revenue excluding subcontracted transportation) was $520.4 million, an increase of 5% from the prior year. SCS operating revenue comparisons benefited from new business and increased volumes in the industrial, consumer

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packaged goods/retail, and high-tech industry groups. These benefits were partially offset by the impact of weather on customer activity levels and foreign exchange.
SCS earnings before tax of $21.8 million decreased 11% in the first quarter of 2014 compared with $24.4 million in 2013, driven by weather-related impacts and, to a lesser extent, start-up costs on a new account. SCS earnings before tax as a percentage of operating revenue were 4.2% in the first quarter of 2014, down 70 basis points from 4.9% in the same quarter a year ago.

Corporate Financial Information

Central Support Services
Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the first quarter of 2014, CSS costs were $58.7 million, up from $54.6 million in the year-earlier period, primarily driven by higher information technology and marketing-related costs.

Income Taxes
The Company’s effective income tax rate from continuing operations for the first quarter of 2014 was 34.5% of earnings before tax compared with 34.7% in the year-earlier period. The first quarter of 2014 included a benefit of $1.8 million (2.4% of pre-tax earnings) related to a favorable tax law change in the state of New York. Without the impact of the tax law change and additional items excluded from comparable earnings, the Company’s first quarter 2014 comparable effective income tax rate was 37.2% of earnings before tax versus 36.2% in the prior year. This increase was primarily due to a higher proportion of earnings in higher tax rate jurisdictions.

Additional Items Excluded from Comparable Earnings
Non-operating components of pension costs are excluded from both comparable earnings and segment earnings before tax in order to more accurately reflect the operating performance of the business. Non-operating pension costs totaled $3.3 million ($1.9 million after tax) or $0.03 per diluted share in the first quarter of 2014, down from $5.2 million ($3.1 million after tax) or $0.06 per diluted share in the year-earlier period. This decrease was primarily due to higher than expected asset returns in 2013.
In the first quarter of the year-earlier period, the Company recognized a pre-tax benefit of $1.9 million ($1.9 million after tax) or $0.04 per diluted share from the recognition of the accumulated foreign currency translation adjustment.

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Capital Expenditures
Capital expenditures from continuing operations were $596 million for the first quarter of 2014, compared with $449 million in the same period of 2013. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $468 million, compared with $336 million in the same period of 2013. The planned increase in capital expenditures primarily reflects investments in both the commercial rental and full service lease fleets.

Cash Flow
Operating cash flow from continuing operations through March 31, 2014 was $238 million, down from $249 million in the same period of 2013, due to higher working capital needs, partially offset by improved cash-based earnings. Total cash generated (including proceeds from used vehicle sales) from continuing operations through March 31, 2014, was $380 million, compared with $393 million in the same period of 2013. Free cash flow from continuing operations through March 31, 2014 was negative $198 million, compared with negative $27 million for the same period of 2013. The decrease was primarily due to planned higher capital spending.

Leverage
Balance sheet debt as of March 31, 2014 increased by $257 million compared with year-end 2013 resulting from negative free cash flow. The leverage ratio for balance sheet debt as of March 31, 2014 was 234%, compared with 221% at year-end 2013. Total obligations to equity as of March 31, 2014 were 239%, compared with 226% at year-end 2013. Total obligations to equity remain within Ryder’s long-term target range of 225% to 275%.

2014 Earnings Forecast
Commenting on the Company’s outlook, Mr. Sanchez said, “We expect the positive trends we’ve seen in the performance of our commercial rental and used vehicle sales products to continue. Lease sales are up from last year and our full-year forecast for fleet growth remains on track. We are also encouraged by the continued strong acceptance of our new products including on-demand maintenance. We anticipate some increased maintenance costs in the second quarter that were deferred from the first quarter due to weather. In Supply Chain Solutions, we expect positive year-over-year comparisons for the second quarter. Finally, we expect to continue implementing the Company’s previously announced anti-dilutive share repurchase program, under which we began purchase activity in the first quarter.
“Based on our outlook, we are increasing our full-year 2014 comparable earnings forecast to $5.40 to $5.55 per share, up from a previous range of $5.30 to $5.45. We have also established a second quarter

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comparable earnings forecast of $1.35 to $1.40 per share.”

Supplemental Company Information

First Quarter Net Earnings
Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2014 were $0.90 versus $0.77 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 in both the first quarter of 2014 and 2013. Net earnings for the first quarter of 2014 were $48.2 million versus $39.9 million in the year-earlier period.

Business Description
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following two, inter-related business segments:

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Fleet Management Solutions - Ryder’s FMS business segment provides one-stop outsourcing of a range of solutions for commercial truck fleet operators, including vehicle maintenance, leasing and rental, used vehicle sales, as well as services such as roadside assistance, fueling, safety and financing options.

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Supply Chain Solutions - Ryder’s SCS business segment offers a broad range of innovative solutions designed to optimize day-to-day logistics operations and synchronize the supply of parts and finished goods with customer demand. Solutions are strategically engineered to address customer requirements, and include lead logistics management, dedicated services, warehousing, transportation management, packaging, and other value-added services.

Notations
Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items, as well as non-operating pension costs.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result

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in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.Ryder.com.

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Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our expectations regarding revenue and earnings growth, lease fleet growth, performance in our product lines, including full service lease, supply chain solutions and commercial rental, used vehicle pricing. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, decreases in commercial rental demand and pricing, fluctuations in market demand for used vehicles impacting inventory levels, pricing and our anticipated proportion of retail versus wholesale sales, lower than expected benefits from maintenance initiatives and a newer fleet, setbacks in the economic recovery, decreases in freight demand or volumes, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, further decline in economic and market conditions in the U.K., business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers, customer retention levels, loss of key customers, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This news release includes certain non-GAAP financial measures as defined under SEC rules, including comparable earnings from continuing operations, comparable earnings forecast, operating revenue, total cash generated, free cash flow, total obligations, and the ratios based on these financial measures, as well as the other financial measures identified in the tables following this release.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in the tables following this release, our investor presentation for the quarter, our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this news release with the SEC, which are available in the Investors area of our website at http://investors.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 23, 2014, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Robert Sanchez, and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG4797023 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-841-8615 (outside U.S. dial 1-203-369-3833), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2014 and 2013
(In millions, except per share amounts)

	Three Months
	2014	2013

Lease and rental revenues	$689.7	659.7
Services revenue	709.7	689.5
Fuel services revenue	211.4	213.8
Total revenues	1,610.7	1,563.0

Cost of lease and rental	493.0	473.1
Cost of services	606.2	583.6
Cost of fuel services	207.2	210.3
Other operating expenses	36.6	37.6
Selling, general and administrative expenses	191.7	189.1
Gains on vehicle sales, net	(28.8)	(23.0)
Interest expense	35.1	34.5
Miscellaneous income, net	(5.4)	(4.6)
	1,535.7	1,500.5

Earnings from continuing operations before income taxes	75.0	62.5
Provision for income taxes	25.9	21.7
Earnings from continuing operations	49.1	40.8
Loss from discontinued operations, net of tax	(0.9)	(0.9)
Net earnings	$48.2	39.9

Earnings (loss) per common share - Diluted
Continuing operations	$0.92	0.79
Discontinued operations	(0.02)	(0.02)
Net earnings	$0.90	0.77

Earnings per share information - Diluted
Earnings from continuing operations	$49.1	40.8
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.3)	(0.4)
Earnings from continuing operations available to common stockholders	$48.8	40.4

Weighted-average shares outstanding - Diluted	53.1	51.4

Memo:
Depreciation expense	$248.8	231.5
Subcontracted transportation	$76.9	81.6

Comparable earnings per share from continuing operations: *
EPS from continuing operations	$0.92	0.79
Non-operating pension costs	0.03	0.06
Foreign currency translation benefit	—	(0.04)
Benefit from tax law change	(0.03)	—
Comparable EPS from continuing operations *	$0.92	0.81

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(Dollars in millions)

	March 31, 2014	December 31, 2013

Assets:
Cash and cash equivalents	$72.8	61.6
Other current assets	1,044.3	1,000.9
Revenue earning equipment, net	6,688.0	6,490.8
Operating property and equipment, net	636.6	633.8
Other assets	925.8	916.6
	$9,367.5	9,103.8

Liabilities and shareholders' equity:
Short-term debt and current portion of long-term debt	$400.8	259.4
Other current liabilities	971.8	971.7
Long-term debt	4,045.8	3,930.0
Other non-current liabilities (including deferred income taxes)	2,050.6	2,045.9
Shareholders' equity	1,898.5	1,896.7
	$9,367.5	9,103.8

SELECTED KEY RATIOS AND METRICS

	March 31, 2014	December 31, 2013

Debt to equity	234%	221%
Total obligations to equity *	239%	226%
Effective interest rate (average cost of debt)	3.3%	3.5%

	Three months ended March 31,
	2014	2013

Cash provided by operating activities from continuing operations	$237.7	248.9
Free cash flow *	(198.5)	(26.6)
Capital expenditures paid	578.7	420.1

Capital expenditures (accrual basis)	$595.6	449.4
Less: Proceeds from sales (primarily revenue earning equipment)	(127.7)	(113.3)
Net capital expenditures	$468.0	336.1

	Three months ended March 31,
	2014	2013

Return on average shareholders' equity	14.5%	15.0%
Return on average assets	2.8%	2.6%
Adjusted return on capital *	5.7%	5.6%
Weighted average cost of capital	4.8%	4.7%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2014 and 2013
(Dollars in millions)

	Three Months
	2014	2013	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$552.2	533.2	4%
Contract maintenance	43.7	46.1	(5)%
Contractual revenue	595.9	579.3	3%
Commercial rental	190.2	173.1	10%
Contract-related maintenance	56.1	53.3	5%
Other	17.7	18.2	(3)%
Fuel services revenue	275.2	275.7	—%
Total Fleet Management Solutions	1,135.1	1,099.7	3%
Supply Chain Solutions	597.3	576.5	4%
Eliminations	(121.7)	(113.2)	(8)%
Total revenue	$1,610.7	1,563.0	3%

Operating Revenue: *
Fleet Management Solutions	$859.9	824.0	4%
Supply Chain Solutions	520.4	494.8	5%
Eliminations	(57.9)	(51.3)	(13)%
Total operating revenue	$1,322.5	1,267.5	4%

Business segment earnings:
Earnings from continuing operations
before income taxes:
Fleet Management Solutions	$77.0	60.7	27%
Supply Chain Solutions	21.8	24.4	(11)%
Eliminations	(9.6)	(8.0)	(21)%
	89.1	77.2	15%
Unallocated Central Support Services	(10.8)	(11.4)	5%
Non-operating pension costs	(3.3)	(5.2)	37%
Restructuring and other charges, net and other items	—	1.9	NM
Earnings from continuing operations before income taxes	75.0	62.5	20%
Provision for income taxes	25.9	21.7	(19)%
Earnings from continuing operations	$49.1	40.8	20%

* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2014 and 2013
(Dollars in millions)

	Three Months
	2014	2013	B(W)

Fleet Management Solutions

Total revenue	$1,135.1	1,099.7	3%
Fuel services revenue	(275.2)	(275.7)	—%
Operating revenue *	$859.9	824.0	4%

Segment earnings before income taxes	$77.0	60.7	27%

Earnings before income taxes as % of total revenue	6.8%	5.5%

Earnings before income taxes as % of operating revenue *	9.0%	7.4%

Supply Chain Solutions

Total revenue	$597.3	576.5	4%
Subcontracted transportation	(76.9)	(81.6)	(6)%
Operating revenue *	$520.4	494.8	5%

Segment earnings before income taxes	$21.8	24.4	(11)%

Earnings before income taxes as % of total revenue	3.6%	4.2%

Earnings before income taxes as % of operating revenue *	4.2%	4.9%

Memo:
Dedicated services operating revenue *	$311.7	291.1	7%
Dedicated services subcontracted transportation	34.1	33.6	2%
Dedicated services total revenue	345.9	324.8	6%

Fuel costs	$70.4	68.2	(3)%

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,		Change 2014/2013
	2014	2013	Three Months

Full service lease
Average fleet count	123,100	121,900	1%
End of period fleet count	123,300	121,700	1%
Miles/unit per day change - % (a)	0.2%	4.2%

Commercial rental
Average fleet count	38,200	37,100	3%
End of period fleet count	38,600	36,500	6%
Rental utilization - power units	73.6%	73.8%	(20) bps
Rental rate change - % (b)	4.6%	2.2%

Customer vehicles under
contract maintenance
Average fleet count	37,400	37,700	(1)%
End of period fleet count	37,300	38,100	(2)%

Customer vehicles under
transactional maintenance (c)
End of period fleet count	7,100	3,300	115%

SCS
Average fleet count (d)	12,500	11,700	7%

Used vehicle sales (UVS)
Average UVS inventory	7,700	9,700	(21)%
End of period fleet count	7,200	10,000	(28)%
Used vehicles sold	5,600	5,800	(3)%
UVS pricing change - % (e)
Tractors	2%	(10)%
Trucks	12%	6%

Notes:

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)
Comprised of the number of vehicles serviced under transactional on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.

(d)	These vehicle counts are also included within the average fleet counts for full service lease and commercial rental.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2014	2013

Total revenue	$1,610.7	1,563.0
Fuel services and subcontracted transportation revenue	(352.1)	(357.4)
Fuel eliminations	63.8	61.9
Operating revenue *	$1,322.5	1,267.5

DEBT TO EQUITY RECONCILIATION	March 31, 2014	% to Equity	December 31, 2013	% to Equity

On-balance sheet debt	$4,446.6	234%	$4,189.4	221%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	95.1		94.5
Total obligations *	$4,541.7	239%	$4,283.9	226%

CASH FLOW RECONCILIATION	Three months ended March 31,
	2014	2013

Net cash provided by operating activities from continuing operations	$237.7	248.9
Proceeds from sales (primarily revenue earning equipment)	127.7	113.3
Collections on direct finance leases	16.2	27.4
Insurance recoveries and others	(1.3)	3.8
Total cash generated *	380.3	393.4
Capital expenditures	(578.7)	(420.1)
Free cash flow *	$(198.5)	(26.6)

RETURN ON CAPITAL RECONCILIATION	Three months ended March 31,
	2014	2013

Net earnings (12-month rolling period)	$246.1	215.6
+ Restructuring and other items	1.8	13.9
+ Income taxes	129.8	99.8
Adjusted earnings before income taxes	377.6	329.3
+ Adjusted interest expense (b)	140.4	143.4
- Adjusted income taxes	(182.8)	(170.3)
= Adjusted net earnings for ROC (numerator)	$335.2	302.3

Average total debt	$4,071.7	3,793.5
Average off-balance sheet debt	118.5	146.7
Average shareholders' equity	1,698.5	1,140.3
Adjustment to equity (c)	(1.6)	(4.4)
Adjusted average total capital (denominator)	$5,887.2	5,376.0

Adjusted ROC *	5.7%	5.6%

Notes:
(a) Discounted at the incremental borrowing rate at lease inception.
(b) Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c) Represents comparable earnings items for those periods.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

	Three Months
	2014
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,610.7		$1,610.7

Cost of lease and rental	493.0	—	493.0
Cost of services	606.2	—	606.2
Cost of fuel services	207.2	—	207.2
Other operating expenses	36.6	—	36.6
Selling, general and administrative expenses (a)	191.7	(3.3)	188.4
Gains on vehicle sales, net	(28.8)	—	(28.8)
Interest expense	35.1	—	35.1
Miscellaneous income, net	(5.4)	—	(5.4)
	1,535.7	(3.3)	1,532.4
Earnings from continuing operations before income taxes	75.0	3.3	78.3
Provision for income taxes (b) (d)	(25.9)	(3.2)	(29.1)
Earnings from continuing operations	49.1	0.1	49.2

Tax rate on continuing operations	34.5%		37.2%

Earnings per common share - Diluted:
Continuing operations	$0.92	—	$0.92

	Three Months
	2013
	Reported		Comparable
	Earnings	Adjustment	Earnings *

Revenue	$1,563.0		$1,563.0

Cost of lease and rental	473.1	—	473.1
Cost of services	583.6	—	583.6
Cost of fuel services	210.3	—	210.3
Other operating expenses	37.6	—	37.6
Selling, general and administrative expenses (a)	189.1	(5.2)	183.9
Gains on vehicle sales, net	(23.0)	—	(23.0)
Interest expense	34.5	—	34.5
Miscellaneous income, net (c)	(4.6)	1.9	(2.7)
	1,500.5	(3.3)	1,497.2
Earnings from continuing operations before income taxes	62.5	3.3	65.8
Provision for income taxes (d)	(21.7)	(2.2)	(23.9)
Earnings from continuing operations	40.8	1.2	42.0

Tax rate on continuing operations	34.7%		36.2%

Earnings per common share - Diluted:
Continuing operations	$0.79	0.02	$0.81

Notes regarding adjustments:

(a)
Includes the amortization of actuarial loss, interest cost and expected return on plan assets components of pension and post-retirement costs, which are tied to financial market performance. We consider these costs to be outside the operational performance of the business.

(b)	Tax benefit related to a tax law change in New York.
(c)	Foreign currency translation benefit.
(d)	Tax impact of non-operating pension costs.

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

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